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                                   EXHIBIT I

                       TCW INVESTMENT MANAGEMENT COMPANY

                       Funds with objectives similar to
                          Allmerica Investment Trust
                   Select Strategic Growth Fund (the "Fund")

  As of December 31, 1999, TCW Investment Management Company ("TCW") acts as investment adviser to one registered investment company having a similar investment objective and policies to those of the Fund: TCW Galileo Small Cap Growth Fund. TCW also acts as investment sub-adviser to one registered investment company, the MSDW Small Cap Growth Fund, having a similar investment objective and policies to those of the Fund.

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  The table below lists for TCW Galileo Small Cap Growth Fund and MSDW Small
Cap Growth Fund their investment objectives and policies, the annual rate of compensation paid to TCW and their net assets as of December 31, 1999.

  Investment Company              Investment           Annual Rate of     Net Assets as of
         Name                     Objective             Compensation          12/31/99
  ------------------    ------------------------------ -------------- -------------------------
TCW Investment Manage-
 ment                                                                 Approximately $70 billion
 Company                                                                  under management


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TCW Galileo Small Cap
 Growth Fund            Long-term capital appreciation      1.00%                  $400,336,449


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Subadvised Mutual
 Funds


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MSDW Small Cap Growth
 Fund                        Capital appreciation           0.40%                  $828,572,957


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